Exhibit 99.1

Aptinyx Completes Enrollment in Phase 2 Study of NYX-458 in Cognitive Impairment Associated with Parkinson’s Disease and Dementia with Lewy Bodies

Results from the Phase 2 study are expected in 1Q 2023

EVANSTON, Ill., August 25, 2022 -- Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today announced the completion of enrollment of 99 patients in the company’s ongoing Phase 2 study of NYX-458 in cognitive impairment associated with Parkinson’s disease and dementia with Lewy bodies. Patients recently enrolled in the study are completing the 12-week treatment period and 30-day safety follow-up period. The company expects to report results from the study in 1Q 2023.

"The completion of enrollment in our Phase 2 study of NYX-458 is a significant milestone for Aptinyx,” said Andy Kidd, M.D., president and chief executive officer of Aptinyx. “The study is well-designed to characterize the effects of NYX-458 on established measures of attention, memory, and executive function—areas in which many patients with Parkinson’s disease and dementia with Lewy bodies experience challenging deficits. As a positive allosteric modulator of NMDA receptors, NYX-458 has the potential to directly address the NMDA receptor hypofunction that underpins cognitive impairment in these patients. We look forward to completing the study and announcing results in the first quarter of next year."

The Phase 2 study is a randomized, double-blind, parallel-design, placebo-controlled study to evaluate the safety and potential cognitive benefits of NYX-458 in 99 patients with mild cognitive impairment or mild dementia associated with Parkinson’s disease or dementia with Lewy bodies. The study evaluates daily oral dosing of a 30 mg dose level of NYX-458 compared to placebo over a 12-week period. The study assesses the overall safety and tolerability of NYX-458 in patients, as well as its effects across multiple neurocognitive endpoints focused on attention, memory, and executive function. More information about this study can be found on clinicaltrials.gov (NCT04148391).

About Cognitive Impairment Associated with Parkinson’s Disease and Dementia with Lewy Bodies

Cognitive impairment associated with Parkinson’s disease and dementia with Lewy bodies is characterized by a broad range of deficits related to attention, memory, and executive function. A common disease pathology—elevated levels of alpha synuclein—is implicated in these conditions. Alpha synuclein has been shown to contribute to a decrease in NMDA receptor expression and activity, leading to a decline in cognitive and functional abilities. It is estimated that approximately 1.4 million people in the United States suffer from cognitive impairment due to Parkinson’s disease or dementia with Lewy bodies, which together account for 15-25% of newly diagnosed dementia patients. Current treatment options for cognitive impairment associated with Parkinson’s disease and dementia with Lewy bodies are limited, with only one approved treatment for Parkinson’s disease dementia and no treatments approved for dementia with Lewy bodies.

About NYX-458

NYX-458 is a novel oral NMDA receptor positive allosteric modulator currently in clinical development for the treatment of cognitive impairment associated with Parkinson’s disease and dementia with Lewy bodies. NYX-458 has been shown to reverse cognitive deficits in non-human primates in a model that is highly translatable to Parkinson’s disease in humans. NYX-458 has also been shown to improve cognitive performance across various other preclinical models of neurodegeneration. In a Phase 1 clinical study, NYX-458 exhibited a favorable safety and tolerability profile across a wide dose range and achieved CNS exposures consistent with exposures observed at efficacious preclinical dose levels.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including fibromyalgia, post-traumatic stress disorder, and cognitive impairment. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com or follow Aptinyx on Twitter @Aptinyx.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for NYX-458 and potential therapeutic effects of NYX-458, expectations regarding the design, implementation, timing, and success of the company’s current and potential clinical studies of NYX-458, and the timing for the company’s receipt and announcement of data from its Phase 2 study of NYX-458. Risks that contribute to the uncertain nature of the forward-looking statements include: the effect of COVID-19 on our business and financial results, including with respect to disruptions to our clinical trials, business operations, and ability to raise additional capital; the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; as well as those risks and uncertainties set forth in the company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor & Media Contact:

Patrick Flavin

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.